EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION OF

PATTERSON-UTI ENERGY, INC.

     Patterson-UTI Energy, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

     FIRST: The name of the Corporation is PATTERSON-UTI ENERGY, INC.

     SECOND: The following amendment to the Restated Certificate of Incorporation was duly adopted by a vote of the stockholders sufficient for approval effective June 29, 2004, in the manner prescribed by the General Corporation Law of the State of Delaware:

     The first sentence of Article FOURTH of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is three hundred one million (301,000,000) shares, of which three hundred million (300,000,000) shares shall be Common Stock, having a par value of $0.01 per share, and one million (1,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share.

     THIRD: The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The aforesaid amendment does not effect a change in the amount of stated capital.

ATTEST:	PATTERSON-UTI ENERGY, INC.

/s/ JONATHAN D. NELSON	/s/ A. GLENN PATTERSON

Jonathan D. Nelson, Secretary	A. Glenn Patterson, President

Dated: June 29, 2004

     Each of the undersigned, A. Glenn Patterson, the President of the Corporation, and Jonathan D. Nelson, the Secretary of the Corporation, hereby affirms and acknowledges, under penalties of perjury, that the respective signature of the undersigned on the foregoing instrument is his respective act and deed or the act and deed of the Corporation, and that the facts stated in the foregoing instrument are true.

/s/ A. GLENN PATTERSON
A. Glenn Patterson, President

/s/ JONATHAN D. NELSON
Jonathan D. Nelson, Secretary